                                                                       Exhibit 2

                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                           NATIONAL CITY CORPORATION,

                                       and

                         HARBOR FLORIDA BANCSHARES, INC.



                            dated as of July 10, 2006

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER, dated as of July 10, 2006 (this "Agreement"), is made by and between National City Corporation, a Delaware corporation ("National City"), and Harbor Florida Bancshares, Inc., a Delaware corporation ("Harbor"). National City and Harbor are sometimes referred to herein collectively, as "Parties", and each, as a "Party".

                                    RECITALS

      A. Upon the terms and subject to the conditions set forth in this Agreement, the Parties intend to effect a merger of Harbor with and into National City (the "Merger"), with National City the surviving corporation (the "Surviving Corporation").

      B. The respective boards of directors of National City and Harbor have each determined that the Merger and the other transactions contemplated hereby are in the best interest of their respective stockholders, and therefore, have approved the Merger, this Agreement, the plan of merger in this Agreement and the consummation of the transactions contemplated hereby.

      NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the Parties hereby agree as follows:

                         I. DEFINITIONS; INTERPRETATION

      1.1 Certain Defined Terms. As used in this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the following meanings ascribed to them in this Section 1.1:


            "Action" means any claim, action, suit, arbitration, inquiry, hearing, investigation or proceeding by or before any Governmental Authority.

            "Affiliate" means, when used with reference to a specified Person, another Person that, either directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common control with, the Person specified.

            "Average National City Stock Price" shall mean the average of the per share closing sale prices of the National City Common Stock on the New York Stock Exchange (as reported by The Wall Street Journal (Mid-West Edition)) for the ten trading-day period ending on the trading day immediately preceding the Federal Approval Date (for the sake of clarity, such tenth (10th) Business Day shall be considered the last full trading day included within the valuation period). The Average National City Stock Price shall be calculated to the nearest one-hundredth of one cent.

            "BHC Act" means the Bank Holding Company Act of 1956, as amended.

            "Business Day" means any day that is not a Saturday, a Sunday or other day on which The Federal Reserve Bank of Cleveland is closed.

            "Claim" shall mean a claim, demand, assessment, Governmental Order, Action or settlement involving an Indemnifiable Loss.

            "Code" means the Internal Revenue Code of 1986, as amended through the date hereof.

            "Confidentiality Agreement" means the letter agreement dated June 22, 2006 between National City and Harbor.

            "Control" (including the term "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

            "DGCL" means the General Corporation Law of the State of Delaware.

            "Disclosure Letters" means the Harbor Disclosure Letter and the National City Disclosure Letter, collectively.

            "Dissenting Shares" means shares of Harbor Common Stock the holders of which have perfected and not withdrawn or lost their right to dissent with respect to the shares pursuant to Section 262 of the DGCL.

            "Environmental Law" means any Law relating to (i) the health, protection, preservation, containment or restoration of the environment including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, wetlands, plant and animal life or any other natural resource, conservation, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes, without limitation, (x) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601(2)(D); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. Section 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; and all comparable state and local Laws respecting the interpretation or enforcement of same and (y) any common law (including without limitation common law that may impose strict liability) that may impose liability for injuries or damages due to the release of any Hazardous Substance.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended through the date hereof.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended through the date hereof and the rules and regulations promulgated thereunder.

            "Exchange Ratio" means the quotient of (i) $45.00 divided by (ii) the Average National City Stock Price. The Exchange Ratio shall be calculated to the nearest ten thousandth.

            "Federal Approval Date" means the day the FRB issues an order approving consummation of the Merger.

            "FRB" means the Federal Reserve Board.

            "Governmental Authority" means (i) any United States federal, state or local government, governmental, regulatory or administrative authority, agency, panel instrumentality, political subdivision, branch, department, official, entity or commission, (ii) any court, tribunal, or judicial or arbitral body or (iii) governmental or quasi-governmental body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature pertaining to government.

            "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

            "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

            "Harbor Common Stock" means the common stock, par value $.001 per share, of Harbor.

            "Harbor Disclosure Letter" means a letter delivered by Harbor to National City on or before the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement, either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties or covenants of Harbor contained in this Agreement. The Harbor Disclosure Letter is arranged in a format in which the disclosures made therein are arranged in paragraphs or sections corresponding to the numbered and lettered sections and subsections of this Agreement and the matters expressly disclosed in the Harbor Disclosure Letter shall be specifically limited to the corresponding representation, warranty or covenant to which such disclosure paragraph or section relates and no implication or inference shall be made in any other representation, warranty or covenant. The inclusion of any matter in the Harbor Disclosure Letter shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.

            "Harbor Federal Savings Bank" means Harbor Federal Savings Bank, a federally chartered savings bank and a wholly-owned Subsidiary of Harbor.

            "Hazardous Substance" means (i) any hazardous wastes, toxic chemicals, materials, substances or wastes as defined by or for the purposes of any Environmental Law; (ii) any "oil," as defined by the Clean Water Act, as amended from time to time, and regulations promulgated thereunder (including crude oil or any fraction thereof and any petroleum products or derivatives thereof); (iii) any substance, the presence of which is prohibited, regulated or controlled by any applicable federal, state or local laws, regulations, statutes or ordinances now in force or hereafter enacted relating to waste disposal or environmental protection with respect to the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, emission, discharge, disposal, abatement, cleanup, removal, remediation or handling of any such substance; (iv) any asbestos or asbestos-containing materials, polychlorinated biphenyls (PCBs) in the form of electrical equipment, fluorescent light fixtures with ballasts, cooling oils or any other form, urea formaldehyde, atmospheric radon; (v) any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, alkalis, acids, chemicals, pesticides, herbicides, sewage, industrial sludge or other similar wastes; (vi) industrial, nuclear or medical by-products; (vi) any lead based paint or coating and (viii) any underground storage tank(s).

            "HOLA" means Home Owners' Loan Act of 1933.

            "Indemnifiable Loss" means any and all costs, damages, disbursements, obligations, penalties, liabilities, losses, expenses, assessments, judgments, settlements or deficiencies (including any interest, penalties, investigation, legal, accounting and other costs and expenses reasonably incurred in the investigation, collection, prosecution and defense of any action and amounts paid in settlement), actually paid or incurred by a D&O Indemnitee, as applicable; provided, however, Indemnifiable Loss shall not include special or consequential damages and exemplary or punitive damages.

            "IRS" means the United States Internal Revenue Service.

            "Knowledge of Harbor" means the actual knowledge, after reasonable due inquiry, of the Persons identified in Section 1.1 of the Harbor Disclosure Letter.

            "Knowledge of National City" means the actual knowledge, after reasonable due inquiry, of the Persons identified in Section 1.1 of the National City Disclosure Letter.

            "Law" means any United States federal, state, local statute, law, ordinance, regulation, rule, code, Governmental Order, license, permit, authorization, approval, consent, agreement, or requirement enacted, adopted, issued or promulgated by any Governmental Authority.

            "Loan Portfolio Properties, Trust Properties and Other Properties" means any real property, interest in real property, improvements, appurtenances, rights and personal property attendant thereto, which is owned, leased as a landlord or a tenant, licensed as a licensor or licensee, managed or operated or upon which is held a mortgage, deed of trust, deed to secure debt or other security interest by Harbor or any Harbor Subsidiary whether directly, as an agent, as trustee or other fiduciary or otherwise.

            "Material Adverse Effect" means, with respect to a Party, any event, occurrence or effect that (i) has a material negative impact on the financial condition, business or results of operations of the Party and its Subsidiaries, taken as a whole, or (ii) would materially impair the ability of the Party to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded (with respect to each of clause (A), (B), (C) or (D), to the extent that the effect of a change on it is not materially different than on comparable U.S. banking or financial services organizations) any effect to the extent attributable to or resulting from
      (A) any changes in Laws or interpretations of Laws generally affecting U.S. banking or financial services organizations, (B) any change in generally accepted accounting principles or regulatory accounting requirements, generally affecting U.S. banking or financial services organizations, but not uniquely relating to the Party, (C) events, conditions or trends in economic, business or financial conditions generally or affecting U.S. banking or financial services organizations specifically (including changes in interest rates and changes in the markets for securities), (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, and (E) actions or omissions of the Party taken with the prior written consent of the other Party in contemplation of the transactions contemplated hereby; and provided further, the effect of any action taken by Harbor solely pursuant to Section 6.2(f) below shall not be taken into consideration in determining whether any Material Adverse Effect has occurred.

            "National City Common Stock" means the common stock, par value $4.00 per share, of National City.

            "National City Disclosure Letter" means a letter delivered by National City to Harbor on or before the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement, either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties or covenants of National City contained in this Agreement. The National City Disclosure Letter is arranged in a format in which the disclosures made therein are arranged in paragraphs or sections corresponding to the numbered and lettered sections and subsections of this Agreement and the matters expressly disclosed in the National City Disclosure Letter shall be specifically limited to the corresponding representation, warranty or covenant to which such disclosure paragraph or section relates and no implication or inference shall be made in any other representation, warranty or covenant. The inclusion of any matter in the National City Disclosure Letter shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.

            "OTS" means the Office of Thrift Supervision.

            "PBGC" means the Pension Benefit Guaranty Corporation.

            "Permitted Real Property Encumbrances" means taxes and assessments, both general and special, which are a lien but not yet due and payable, zoning and land use restrictions arising under applicable Law, easements and other matters of record that do not adversely affect the current use or value of the Owned Real Property.

            "Person" is to be interpreted broadly to include any Governmental Authority, bank, savings association, joint-stock company, individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

            "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

            "SBIA" means the Small Business Investment Act of 1958, as amended, and the rules and regulations promulgated thereunder.

            "SEC" means the United States Securities and Exchange Commission.

            "Secretary of State of Delaware" means the Secretary of State for the State of Delaware.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

            "Tax" or "Taxes" means any and all federal, state, local, or foreign income, payroll, gross receipts, license, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), capital stock, franchise, profits, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

            "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes (including, without limitation, returns for estimated and withholding Taxes), including any schedule or attachment thereto, and including any amendment thereof.

            "U.S. GAAP" means United States generally accepted accounting principles and practices as in effect at the date of the financial statement to which it refers, and applied consistently by a Person in the preparation of such financial statements throughout the periods involved if and to the extent such principles and practices are within United States generally accepted accounting principles in effect on the date of the relevant financial statement.

      1.2 Other Terms. The following terms shall have the meanings defined in the Preamble, Recital or Section indicated.

          Acquisition Transactions...........................................6.1
          Agreement.....................................................Preamble
          Benefit Agreements................................................4.10
          Branch Lease......................................................5.10
          BSA...............................................................4.13
          Closing Date.......................................................7.1
          Closing............................................................7.1
          Consents...........................................................8.1
          Continuing Employee................................................6.5
          Converted Option...................................................3.2
          Covered Parties....................................................6.9
          CRA...............................................................4.13
          D&O Indemnitees....................................................6.9
          Delaware Certificate of Merger.....................................2.1
          Dissenting Stockholder.............................................3.1
          DPC Shares.........................................................3.1
          Effective Time.....................................................2.1
          Eligible Plan......................................................6.5
          ERISA..............................................................4.9
          ESOP Loan..........................................................5.9
          ESOP...............................................................5.9
          Exchange Agent.....................................................3.3
          Exchange Fund......................................................3.3
          FDIA..............................................................4.14
          Harbor Contracts..................................................5.10
          Harbor Employee Plans..............................................5.7
          Harbor Insiders...................................................6.18
          Harbor Meeting....................................................6.14
          Harbor Option Plans................................................3.2
          Harbor Option......................................................3.2
          Harbor Preferred Stock.............................................5.3
          Harbor Reports.....................................................5.7
          Harbor Subsidiary..................................................5.4
          Harbor Unaudited Interim Financial Information.....................5.7
          Harbor........................................................Preamble

          Insurance Expense Cap..............................................6.9
          Insurance Policies.................................................6.9
          Landlord Consent..................................................5.10
          Letter of Transmittal..............................................3.3
          Merger Consideration...............................................3.1
          Merger........................................................Recitals
          Monthly Financial Information......................................6.2
          National City Contracts...........................................4.10
          National City Employee Plans.......................................4.9
          National City Out-of-Pocket Expenses...............................9.2
          National City Reports..............................................4.7
          National City Unaudited Interim Financial Information..............4.7
          National City Termination Fee......................................9.2
          National City.................................................Preamble
          New Certificate....................................................3.3
          Old Certificates...................................................3.3
          Optionee...........................................................5.3
          Owned Real Property...............................................5.24
          Parties.......................................................Preamble
          Party.........................................................Preamble
          PBGC...............................................................4.9
          Proxy Statement....................................................4.5
          Real Estate.......................................................5.24
          Registration Statement.............................................4.5
          Restricted Stock Unit..............................................5.3
          Restricted Stock Unit Holder.......................................5.3
          Sandler...........................................................5.15
          State Entities.....................................................4.6
          Surviving Corporation.........................................Recitals
          Trust Account Shares...............................................3.1

      1.3 Interpretation and Rules of Construction. In this Agreement, except to the extent that the context otherwise requires, (i) when a reference is made in this Agreement to the Preamble, a Recital, Article, Section, Exhibit or Schedule, such reference is to the Preamble, Recital, Article or Section of, or an Exhibit or a Schedule to, this Agreement unless otherwise indicated, (ii) the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement, (iii) whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation", (iv) the words "hereof," "herein," "below," "above" or "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein, (vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, (vii) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws, (viii) references to a Person are also to its permitted successors and assigns, (ix) the use of "or" means "either or both" unless expressly indicated otherwise, (x) unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars,
(xi) references to "the date of this Agreement" or "the date hereof" are to July 10, 2006, (xii) references to any Governmental Authority include any successor to that Governmental Authority and (xiii) references to the "transactions contemplated hereby" includes the transactions provided in this Agreement and the Exhibits or Schedules to it. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Agreement (including all Schedules and Exhibits and Disclosure Letters) or any amendments, supplements or modifications hereto. No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate applicable Law (including statutory and common law).

                                 II. THE MERGER

      2.1 Merger.

      (a) Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Harbor will be merged with and into National City and the separate corporate existence of Harbor will thereupon terminate. National City may at any time prior to the Effective Time change the method of effecting the combination of National City and Harbor (including, without limitation, the provisions of this Section 2.1), if and to the extent it deems such change to be desirable, including, without limitation, a merger of either Party with a wholly-owned Subsidiary of the other Party; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be paid to holders of shares of Harbor Common Stock as provided for in this Agreement,
(ii) adversely affect the tax treatment of the transaction for holders of shares of Harbor Common Stock or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement. The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed and delivered by the Parties.

      (b) Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, provided this Agreement has not been terminated pursuant to Section 9.1 below, the Parties shall cause a certificate of merger complying with the requirements of Section 252 of the DGCL (the "Delaware Certificate of Merger") to be filed with the Secretary of State of the Delaware. The Parties will make all other filings or recordings required under the DGCL, and the Merger will become effective at the time of the later of the following events to occur: (i) the filing of the Delaware Certificate of Merger; or (ii) such later time as shall be specified in the Delaware Certificate of Merger (the "Effective Time").

      (c) Effect of the Merger. The Merger will have the effects specified in the DGCL and other applicable Law. Without limiting the generality of the foregoing, National City will be the Surviving Corporation, and will continue its corporate existence in accordance with the

DGCL, and the separate corporate existence of National City and all of its rights, privileges, powers and franchises, public as well as private, and all its debts, liabilities and duties as a corporation organized under the DGCL, will continue unaffected by the Merger.

      (d) Certificate of Incorporation and By-Laws. The certificate of incorporation and by-laws of National City in effect immediately prior to the Effective Time, shall be the certificate of incorporation and by-laws of the Surviving Corporation as of the Effective Time.

      (e) Board of Directors. The members of the board of directors National City immediately prior to the Effective Time will be the members of the board of directors of the Surviving Corporation as of the Effective Time.

      (f) Additional Actions. If, at any time after the Effective Time, National City shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in National City its right, title or interest in, to or under any of the rights, properties or assets of National City or Harbor, or (ii) otherwise carry out the purposes of this Agreement, National City and Harbor and their respective officers and directors shall be deemed to have granted to National City an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (A) vest, perfect or confirm, of record or otherwise, in National City its right, title or interest in, to or under any of the rights, properties or assets of National City or Harbor or (B) otherwise carry out the purposes of this Agreement, and the officers and directors of National City are authorized in the name of National City or Harbor or otherwise to take any and all such action.

          III. CONSIDERATION; CONVERSION OF SHARES; EXCHANGE PROCEDURES

      3.1 Consideration; Conversion of Shares.

      (a) Merger Consideration. Subject to Sections 3.1(b) and 3.1(g) below, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Harbor Common Stock, each share of Harbor Common Stock issued and outstanding immediately prior to the Effective Time, with respect to each holder of record of such shares, will be converted into the right to receive a number of fully paid and non-assessable shares of National City Common Stock equal to the product of (i) the Exchange Ratio, multiplied by
(ii) the number of shares of Harbor Common Stock held by such holder of record (such product and the consideration provided in Section 3.1(g) below dealing with fractional shares, is referred to herein as, the "Merger Consideration"). Notwithstanding anything in this Section 3.1(a) to the contrary, at the Effective Time, by virtue of the Merger, each share of Harbor Common Stock (A) beneficially owned by National City or any direct or indirect Subsidiary of National City (except for any such shares held in trust accounts, managed accounts or in any similar manner as trustee or in a fiduciary capacity ("Trust Account Shares") or acquired in satisfaction of debts previously contracted ("DPC Shares")), and (B) shares of Harbor Common Stock held in the treasury of Harbor, will be cancelled and no shares of National City Common Stock or other consideration will be issued or paid in exchange therefor.

      (b) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, each Dissenting Share shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL. Harbor shall give National City prompt written notice of any demands received by Harbor for payment pursuant to Section 262 of the DGCL and withdrawals of such notice and any other instruments provided pursuant to applicable Law (any stockholder duly making such demand, a "Dissenting Stockholder"), and National City shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Harbor shall not, except with the prior written consent of National City, make any payment with respect to, or settle or offer to settle any such demands. From and after the Effective Time, National City shall have the right to direct all negotiations and proceedings with respect to such demands. If a Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his or her right to dissent under Section 262 of the DGCL at or prior to the Effective Time, such holder's shares of Harbor Common Stock shall be converted into a right to receive the Merger Consideration, without interest thereon, in accordance with the applicable provisions of this Agreement.

      (c) Cancellation of Shares. At the Effective Time, the shares of Harbor Common Stock will no longer be outstanding and will automatically be cancelled and will cease to exist. Certificates that represented shares of Harbor Common Stock before the Effective Time will be deemed for all purposes to represent the number of National City Common Stock into which they were converted pursuant to
Section 3.1(a) above.

      (d) Rights of Stockholders. At the Effective Time, holders of Harbor Common Stock will cease to be, and will have no rights as, stockholders of Harbor, other than rights to (i) receive any then declared and unpaid dividend or other distribution with respect to such Harbor Common Stock having a record date before the Effective Time and (ii) receive the Merger Consideration provided under this Article III. After the close of business on the Business Day immediately preceding the date of the Effective Time, there will be no transfers of shares of Harbor Common Stock on the stock transfer books of Harbor or National City, and shares of Harbor Common Stock presented to the Surviving Corporation for any reason will be canceled and exchanged in accordance with this Article III.

      (e) Anti-Dilution Adjustments. If National City changes (or the board of directors of National City sets a related record date that will occur before the Effective Time and after setting the Exchange Ratio for a change in) the number or kind of shares of National City Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Exchange Ratio will be adjusted proportionately to account for such change.

      (f) Effect on National City Common Stock. Each share of National City Common Stock outstanding immediately prior to the Effective Time will remain outstanding.

      (g) No Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, neither certificates nor scrip for fractional shares of National City Common Stock shall be issued in the Merger. Each holder of shares of Harbor Common Stock who otherwise would have been entitled to a fraction of a share of National City Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Harbor Common Stock owned by such holder at the Effective Time) by the Average National City Stock Price. No such holder shall be entitled to dividends, voting rights or any other rights of a stockholder of National City in respect of any fractional share of National City Common Stock.

      3.2 Conversion of Stock Options. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any outstanding option to purchase shares of Harbor Common Stock granted by Harbor or its predecessors pursuant to Harbor's existing stock option plans listed on Section 3.2(a) of the Harbor Disclosure Letter (the "Harbor Option Plans"), whether vested or unvested (each, a "Harbor Option"), each Harbor Option that is outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to acquire shares of Harbor Common Stock and shall be converted automatically into the right to acquire shares of National City Common Stock (a "Converted Option"), on the same terms and conditions as were applicable under the terms of the Harbor Option Plan under which the Harbor Option was granted (after giving effect to the acceleration of the vesting of each such Harbor Option pursuant to such Harbor Option Plans) and the applicable award agreement thereunder, such number of shares of National City Common Stock and at such an exercise price per share determined as follows:

            (i) The number of shares of National City Common Stock subject to a Converted Option shall be equal to the product of (A) the number of shares of Harbor Common Stock purchasable upon exercise of the Harbor Option and
      (B) the Exchange Ratio, the product being rounded down to the nearest whole share; and

            (ii) The exercise price per share of National City Common Stock purchasable upon exercise of a Converted Option shall be equal to (A) the exercise price per share of Harbor Common Stock under the Harbor Stock Option divided by (B) the Exchange Ratio, the quotient being rounded up to the nearest cent.

      3.3 Exchange of Certificates.

      (a) Exchange Agent. Prior to the Effective Time, National City shall designate National City Bank, or a depository or trust institution of recognized standing selected by National City and reasonably satisfactory to Harbor, to act as exchange agent (the "Exchange Agent") in connection with the Merger pursuant to an exchange agent agreement providing for, among other things, the matters set forth in this Section 3.3. Except as set forth herein, from and after the Effective Time each holder of a certificate evidencing share(s) of Harbor Common Stock (the "Old Certificates") shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, the Merger Consideration for each share of Harbor Common Stock so represented by the Old Certificate surrendered by such holder thereof. The certificates representing shares of National City Common Stock that constitute the Merger Consideration shall be properly issued and countersigned and executed and authenticated, as appropriate.

      (b) Exchange Fund. As of the Effective Time, for the benefit of the holders of Old Certificates, National City shall make available to the Exchange Agent (i) the number of shares of National City Common Stock issuable to holders of Old Certificates pursuant to Section 3.1(a) above and (ii) the estimated cash payable pursuant to Section 3.1(g) above dealing with fractional shares (such cash and shares of National City Common Stock, together with any dividends or distributions with respect thereto, are hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall invest such deposited cash as directed by National City. Any net profit resulting from, or interest or income produced by, such investments will be payable to National City. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of National City Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

      (c) Notice of Exchange. Promptly after the Effective Time, National City shall cause the Exchange Agent to mail and/or make available to each record holder of an Old Certificate that has not yet surrendered their shares of Harbor Common Stock a notice and letter of transmittal (the "Letter of Transmittal") advising such holder of the effectiveness of the Merger and the procedures to be used in effecting the surrender of the Old Certificate for exchange therefor. Upon surrender to the Exchange Agent of an Old Certificate, together with a Letter of Transmittal duly executed and completed in accordance with the instructions thereon, and such other documents as may reasonably be requested, the Exchange Agent shall promptly deliver to the Person entitled thereto the appropriate Merger Consideration for each share of Harbor Common Stock, as applicable, so represented by the Old Certificate surrendered by such holder thereof, and such Old Certificate shall forthwith be canceled.

      (d) Transfer. If delivery of all or part of the Merger Consideration is to be made to a Person other than the Person in whose name a surrendered Old Certificate is registered, it shall be a condition to such delivery or exchange that the Old Certificate surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such delivery or exchange shall have paid any transfer and other Taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Old Certificate surrendered or shall have established to the reasonable satisfaction of the Exchange Agent that such Tax either has been paid or is not payable.

      (e) Right to Merger Consideration. Until surrendered and exchanged in accordance with this Section 3.3, each Old Certificate shall, after the Effective Time, represent solely the right to receive in exchange therefor a certificate, or at National City's option, evidence of shares in book entry form, representing the number of shares of National City Common Stock (a "New Certificate") issuable to the holder of the Old Certificate under Article III above, together with any dividends or other distributions as provided in Sections 3.3(f) and 3.3(g) below, and shall have no other rights. From and after the Effective Time, National City and Surviving Corporation shall be entitled to treat such Old Certificates that have not yet been surrendered for exchange as evidencing the ownership of the Merger Consideration into which the shares of Harbor Common Stock represented by such Old Certificates may be converted, notwithstanding any failure to surrender such Old Certificates. One hundred eighty (180) days following the

Effective Time, the Exchange Agent shall deliver to National City any shares of National City Common Stock and funds (including any interest received with respect thereto) which National City has made available to the Exchange Agent and which have not been disbursed to holders of Old Certificates, and thereafter such holders shall be entitled to look to National City (subject to abandoned property, escheat or other similar Laws) with respect to the shares of National City Common Stock and cash in lieu of fractional shares deliverable or payable upon due surrender of their Old Certificates. Neither Exchange Agent nor any Party shall be liable to any holder of shares of Harbor Common Stock for any shares of National City Common Stock (or dividends, distributions or interest with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

      (f) Distributions with Respect to Unexchanged Certificates. Whenever a dividend or other distribution is declared by National City on shares of National City Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, provided that no dividends or other distributions declared or made with respect to shares of National City Common Stock shall be paid to the holder of any unsurrendered Old Certificate with respect to the shares of National City Common Stock represented thereby until the holder of such Old Certificate shall surrender such Old Certificate in accordance with this Article III. National City shall pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Harbor on Harbor Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

      (g) Lost or Destroyed Exchanged Certificates. In the event that any Old Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Old Certificate, upon the making of an affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Merger Consideration, as may be required pursuant to this Agreement; provided, however, that the Exchange Agent may, in its sole discretion and as a condition precedent to the delivery of the Merger Consideration to which the holder of such Old Certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed Old Certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Harbor, National City or the Exchange Agent or any other party with respect to the Old Certificate alleged to have been lost, stolen or destroyed.

      (h) Rights With Respect to Unexchanged Certificates. After the Effective Time, holders of unsurrendered Old Certificates shall not have any rights as a shareholder of Harbor, National City or Surviving Corporation, including, without limitation, the right to vote at any meeting of any such entity's stockholders.

      (i) Closing of Harbor's Transfer Books. The stock transfer books of Harbor shall be closed at the close of business on the Business Day immediately preceding the date of the Effective Time. In the event of a transfer of ownership of shares of Harbor Common Stock that is not registered in the transfer records of Harbor, the Merger Consideration to be distributed pursuant to this Agreement may be delivered to a transferee, if an Old Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes. National City and the Exchange Agent shall be entitled to rely upon the stock transfer books of Harbor to establish the identity of those Persons entitled to a notice and letter of transmittal pursuant to Section 3.3(c) above and receive the Merger Consideration specified in this Agreement for their shares of Harbor Common Stock, which books shall be conclusive with respect to the ownership of such shares. In the event of a dispute with respect to the ownership of any such shares, National City and the Exchange Agent shall be entitled to deposit any New Certificates not already delivered represented thereby in escrow and thereafter be relieved with respect to any claims to such Merger Consideration.

      3.4 Adjustments to Prevent Dilution. In the event that Harbor changes the number of shares of Harbor Common Stock, or securities convertible or exchangeable into or exercisable for shares of Harbor Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including reverse stock split), stock dividend or distribution, recapitalization, subdivision, or similar transaction, the Merger Consideration shall be adjusted accordingly.

                     IV. REPRESENTATIONS AND WARRANTIES OF
                                 NATIONAL CITY

      Except as disclosed in the National City Disclosure Letter, National City hereby represents and warrants to Harbor that:

      4.1 Corporate Organization. National City is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. National City is registered as a financial holding company under the BHC Act. National City has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. National City has heretofore delivered to Harbor true and complete copies of its certificate of incorporation and by-laws.

      4.2 Authority. National City has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved by the board of directors of National City and no other corporate proceedings on the part of National City is necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by, and (assuming the due authorization, execution and delivery of this Agreement by Harbor) constitutes valid and binding obligations of National City enforceable against National City, in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

      4.3 Capitalization. As of the date hereof, the authorized capital stock of National City consists of 1,400,000,000 shares of National City Common Stock and 5,000,000 shares of National City preferred stock. As of the close of business on July 7, 2006 (i) 610,566,895 shares of National City Common Stock were validly issued and outstanding, fully paid and nonassessable and (ii) 70,272 shares of preferred stock were issued, outstanding, fully paid and nonassessable. As of the date hereof, except as set forth in this Section 4.3, pursuant to the exercise of employee stock options under National City's various plans that authorize the issuance of stock options in effect, National City's dividend reinvestment plan and stock grants made pursuant to National City's various plans that authorize the issuance of stock, stock units or stock options, there are no other shares of capital stock of National City authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of National City obligating National City to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of National City or obligating National City to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. As of the date hereof, except as provided in this Agreement, there are no voting trusts or other agreements or understandings to which National City or any National City Subsidiary is a party with respect to the voting of the capital stock of National City. All of the shares of National City Common Stock issuable in exchange for shares of Harbor Common Stock at the Effective Time in accordance with this Agreement and all of the shares of National City Common Stock issuable upon exercise of Converted Options will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights.

      4.4 Subsidiaries. The name and state of incorporation of each Significant Subsidiary of National City is set forth in Section 4.4 of the National City Disclosure Letter. Each Significant Subsidiary is a bank, a corporation or a limited liability company or other business entity duly organized, validly existing and in good standing (or the local law equivalent) under the laws of its respective jurisdiction of incorporation or organization and is qualified to do business as a foreign corporation or foreign business entity in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Each Significant Subsidiary has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. All outstanding shares of capital stock of each Significant Subsidiary are owned by National City or a National City Subsidiary and are validly issued, fully paid and (except pursuant to 12 USC Section 55 in the case of each national bank subsidiary and applicable state law in the case of each state bank subsidiary) nonassessable, are not subject to preemptive rights and are owned free and clear of all liens, claims and encumbrances. There are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any Significant Subsidiary obligating any Significant Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of its capital stock or obligating any Significant Subsidiary to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.

      4.5 Information in Registration Statement and Proxy Statement. None of the information with respect to National City or any of National City's Subsidiaries provided by National City for inclusion in (i) the registration statement to be filed with the SEC by National City on Form S-4 under the Securities Act, for the purpose of registering the shares of National City Common Stock to be issued in the Merger (the "Registration Statement") and (ii) any proxy statement of Harbor (the "Proxy Statement") required to be mailed to Harbor's stockholders in connection with the Merger will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Harbor Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.

      4.6 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by National City nor the consummation by National City of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its certificate of incorporation or by-laws of National City (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of National City or any National City Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which National City or any National City Subsidiary is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which will not have a Material Adverse Effect, or (c) require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Authority, except (i) pursuant to the Exchange Act and the Securities Act, (ii) filing the Delaware Certificate of Merger pursuant to the DGCL, (iii) filings under the HSR Act, (v) filings with, and approval by, the FRB, (vi) filings with, and approvals by the OTS, (vii) filings with, and approvals by, state regulatory agencies (including, but not limited to, other state bank and insurance regulatory agencies) as may be required (collectively, the "State Entities"), (viii) filings and approvals pursuant to any applicable state takeover Law, (ix) filings and approvals under the SBIA or (x) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect.

      4.7 Reports and Financial Statements.

      (a) Since January 1, 2001, National City and each of National City's Subsidiaries have timely filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with the SEC under Sections 12(b), 12(g),

13(a) or 14(a) of the Exchange Act, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements (the "National City Reports"). National City has previously furnished or will promptly furnish Harbor with true and complete copies of each of National City's annual reports on Form 10K for the years 2001 through 2005 and its quarterly report on Form 10-Q for March 31, 2006. As of their respective dates, the National City Reports complied with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of National City included in the National City Reports have been prepared in accordance with U.S. GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of National City and National City's Subsidiaries taken as a whole as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. There exist no material liabilities of National City and its consolidated subsidiaries, contingent or otherwise of a type required to be disclosed in accordance with U.S. GAAP, except as disclosed in the National City Reports.

      (b) National City has previously furnished Harbor with true and complete copies of an unaudited income statement and balance sheet of National City for the period of January 1, 2006 until June 30, 2006 (the "National City Unaudited Interim Financial Information"). The National City Unaudited Interim Financial Information (i) has been accurately derived from the books and records of National City, (ii) fairly presents, in all material respects, the financial condition and the results of operations of National City as of the respective dates and for the periods indicated, and (iii) were prepared on a basis consistent with the accounting principles and practices that National City used to prepare its periodic income and financial statements for its quarterly report on Form 10-Q for March 31, 2006. National City's reserve for possible loan losses as shown in the National City Unaudited Interim Financial Information was adequate, within the meaning of U.S. GAAP and safe and sound banking practices.

      4.8 Taxes. National City has made available to Harbor true and correct copies of the federal, state and local income Tax Returns, and state and local property and sales tax returns and any other tax returns filed by National City and any of National City's Subsidiaries for each of the fiscal years that remains open, as of the date hereof, for examination or assessment of tax. National City and each National City Subsidiary has prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all federal, state, local and foreign income, estimated tax, withholding tax, franchise, sales and other tax returns or reports required to be filed by them on or before the date hereof, except to the extent that all such failures to file, taken together, would not have a Material Adverse Effect. National City and each of its Subsidiaries have paid, or have made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes, shown or required to be shown to be owing on all such returns or reports, together with any interest, additions or penalties related to any such taxes or to any open taxable year or period. Neither National City nor any National City Subsidiary has consented to extend the statute of limitations with respect to the assessment of any tax. Neither National City nor any

National City Subsidiary is a party to any action or proceeding, nor to the Knowledge of National City is any such action or proceeding threatened, by any Governmental Authority in connection with the determination, assessment or collection of any taxes, and no deficiency notices or reports have been received by National City or any of National City's Subsidiaries in respect of any material deficiencies for any tax, assessment, or government charge.

      4.9 Employee Plans. All employee benefit, welfare, bonus, deferred compensation, pension, profit sharing, stock option, employee stock ownership, consulting, severance, or fringe benefit plans, formal or informal, written or oral, and all trust agreements related thereto, relating to any present or former directors, officers or employees of National City or its Subsidiaries ("National City Employee Plans") have been maintained, operated, and administered and currently comply, and have at all relevant times complied, in all material respects with the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code, and any other applicable laws. With respect to each National City Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA): (a) except for recent amendment(s) to the plans not materially affecting the qualified status of the plans (which are disclosed in, and copies of which are attached to, the National City Disclosure Letter), each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code either: (i) has been determined by the IRS to be so qualified, (ii) is the subject of a pending application for such determination that was timely filed, or (iii) will be submitted for such a determination prior to the end of the "remedial amendment period" within the meaning of Section 401(b) of the Code,
(b) there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS, (c) neither National City nor any of its Subsidiaries has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code, (d) no reportable event described in Section 4043 of ERISA for which the 30 day reporting requirement has not been waived has occurred, (e) no defined benefit plan has been terminated, nor has the Pension Benefit Guaranty Corporation ("PBGC") instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under Section 4042(a)(2) of ERISA entitling the PBGC to institute any such proceedings, and (f) no pension plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA or a "multiple employer plan" within the meaning of 413(c) of the Code. Neither National City nor any of its Subsidiaries has incurred any liability to the PBGC with respect to any "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA currently or formerly maintained by any Person considered one employer with it under Section 4001 of ERISA or Section 414 of the Code, except for premiums all of which have been paid when due. Neither National City nor any of its Subsidiaries has incurred any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA.

      4.10 Material Contracts. Except as disclosed in the National City Reports, neither National City nor any of its Subsidiaries is a party to, or is bound or affected by, or receives benefits under (a) any employment, severance, termination, consulting or retirement agreement (collectively, "Benefit Agreements") that was required to be filed with the SEC pursuant to Item 402 of Regulation S-K of the Exchange Act as of the date thereof, (b) any material agreement, indenture or other instrument relating to the borrowing of money by National City or any of its Subsidiaries or the guarantee by National City or any of its Subsidiaries of any such obligation (other than trade payables and instruments relating to borrowings or guaranties made in the ordinary course of business) or (c) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by National City with the SEC as of the date thereof (collectively, the "National City Contracts"). Neither National City nor any of National City's Subsidiaries is in default under any of the National City Contracts, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

      4.11 Absence of Certain Changes or Events. Except as disclosed in the National City Reports filed by National City with the SEC prior to the date of this Agreement, since December 31, 2005, there has not been any change in the financial condition, results of operations or business of National City and its Subsidiaries which would, to the Knowledge of National City, now or in the future have a Material Adverse Effect.

      4.12 Litigation. Except as disclosed in the National City Reports filed by National City with the SEC prior to the date of this Agreement, there is no suit, action or proceeding pending, or, to the Knowledge of National City, threatened against or affecting National City or any of National City's Subsidiaries which, if decided adversely to National City, would be reasonably expected to result in a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator, outstanding against National City or any of National City's Subsidiaries having, or which would, to the Knowledge of National City, now or in the future have, a Material Adverse Effect.

      4.13 Compliance with Laws.

      (a) National City and each National City Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Authority relating to National City or National City Subsidiary, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

      (b) Except as disclosed in the National City Reports filed by National City with the SEC prior to the date of this Agreement, the businesses of National City and of National City's Subsidiaries are not being conducted in violation of any Law or Governmental Order (including, without limitation, in the case of National City's Subsidiaries that are banks, all statutes, rules and regulations pertaining to the conduct of the banking business and the exercise of trust powers), except for violations which individually or in the aggregate do not, and, to the Knowledge of National City, will not, have a Material Adverse Effect. National City's Subsidiaries that are banks are not in violation of those laws applicable to depository institutions, and corresponding regulations and policies relating to the Community Reinvestment Act

("CRA"), privacy laws, the Bank Security Act, as amended (the "BSA"), or anti-money laundering statutes in a manner that would materially delay the receipt of approvals of Governmental Authorities required to consummate the transactions contemplated in this Agreement. Other than regulatory examinations conducted in the ordinary course, no investigation or review by any Governmental Authority with respect to National City or any of National City's Subsidiaries is pending or, to the Knowledge of National City, threatened, nor has any Governmental Authority indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect.

      (c) Except as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, National City and each National City Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of National City, any National City Subsidiary, or any director, officer or employee of National City or of any National City Subsidiary, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and, except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

      4.14 Agreements with Regulators, Etc. Neither National City nor any National City Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Authority, which (i) restricts materially the conduct of its business, materially delays the receipt of approvals of Governmental Authorities required to consummate the transactions contemplated by this Agreement, or (iii) in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has National City been advised by any Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither National City nor any of National City's Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act, as amended ("FDIA") to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer. To the Knowledge of National City, there is no reason why the regulatory approvals referred to in Section 4.6(c) above should not be obtained.

      4.15 National City Ownership of Harbor Common Stock. As of the date of this Agreement, neither National City nor any of its Affiliates (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, Harbor Common Stock (other than DPC Shares or Trust Account Shares), which in the aggregate, represent five percent (5%) or more of the outstanding shares of Harbor Common Stock.

      4.16 Financial Advisors. Neither National City nor any of National City's Subsidiaries has paid or will become obligated to pay any fee or commission to any broker, finder or intermediary or any other Person in connection with, or as a result of, the transactions contemplated by this Agreement.

      4.17 National City Action. The board of directors of National City (at a meeting duly called, constituted and held) has by the requisite vote of all directors present (i) determined that the Merger is advisable and in the best interests of National City and its stockholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger.

      4.18 Environmental Matters. To Knowledge of National City, (i) neither National City nor any of its Subsidiaries is in violation of or has any liability, absolute or contingent, in connection with or under any Environmental Law, except any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;
(ii) none of the Loan Portfolio Properties, Trust Properties and Other Properties of National City or its Subsidiaries is in violation of or has any liability, absolute or contingent, under any Environmental Law, except any such violations or liabilities which, individually or in the aggregate would not have a Material Adverse Effect; and (iii) there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to any Loan Portfolio Properties, Trust Properties and Other Properties, including, without limitation, any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liability under or violation of Environmental Law, which would impose a liability upon National City or its Subsidiaries pursuant to any Environmental Law, except such as would not, individually or in the aggregate have a Material Adverse Effect.

      4.19 Labor Matters. (a) Neither National City nor its Subsidiaries are engaged in, or have engaged in, any unfair labor practice; (b) there is no labor strike, dispute, slowdown or stoppage actually pending, threatened against or directly affecting National City or its Subsidiaries; (c) no union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (29 U.S.C. Section 151 et seq.) exists or is threatened; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefore exist or to the Knowledge of National City, are threatened; (e) no collective bargaining agreement exists which is binding on National City and/or its Subsidiaries; (f) neither National City nor its Subsidiaries have experienced any material work stoppage or other material labor difficulty; and (g) neither National City nor its Subsidiaries are delinquent in any material payments to any of its current or former officers, directors, employees or agents for any wages, salaries, commissions, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed to them.

      4.20 Sarbanes-Oxley Act. National City is in compliance with the provisions, including Section 404, of the Sarbanes-Oxley Act, and the certifications provided and to be provided pursuant to Sections 302 and 906 thereof are accurate.

      4.21 Tax Treatment. As of the date hereof, to the Knowledge of National City, there is no reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code

      4.22 Notice of Breach or Potential Breach. National City shall promptly notify Harbor of any change, circumstance or event which would cause any of the representations or warranties made by National City pursuant to this Agreement to be untrue as of the date hereof or at the Closing Date or which prevent National City from complying with any of its obligations hereunder. There is no fact or development known to National City which would have a Material Adverse Effect, or which might in the future, in National City's reasonable judgment, have a Material Adverse Effect, on National City's or its Subsidiaries' continuing business, which has not been set forth in this Agreement or the National City Disclosure Letter.

      4.23 Disclosure. No representation or warranty by National City in this Agreement after giving effect to the disclosures set forth in the National City Disclosure Letter, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading. Any claim by Harbor of a breach of representation, warranty, covenant, agreement or obligation of National City hereunder will not be affected by any investigation conducted by Harbor with respect to, or knowledge acquired (or capable of being acquired), with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation.

                  V. REPRESENTATIONS AND WARRANTIES OF HARBOR

      Except as disclosed in the Harbor Disclosure Letter, Harbor hereby represents and warrants to National City that:

      5.1 Corporate Organization.

      (a) Harbor. Harbor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Harbor is registered as a savings and loan holding company under HOLA. Harbor has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Harbor has heretofore delivered to National City true and complete copies of its certificate of incorporation and by-laws.

      (b) Harbor Federal Savings Bank. Harbor Federal Savings Bank is a federally chartered savings bank organized with valid corporate existence under the Laws of the United States of America.

      5.2 Authority. Harbor has the requisite corporate power and authority to execute and deliver this Agreement and, except for any required approval of Harbor's stockholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved by the board of directors of Harbor and, no other corporate proceedings on the part of Harbor are necessary to authorize this Agreement or to consummate the transactions so contemplated by this Agreement, subject only to approval by the stockholders of Harbor as provided in Section
5.6 below and the amendment to the certificate of incorporation of Harbor contemplated by Section 6.2(b) below. This Agreement has been duly executed and delivered by, and constitutes the valid and binding obligation of Harbor, enforceable against Harbor in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

      5.3 Capitalization. The authorized capital stock of Harbor consists of (a) 70,000,000 shares of Harbor Common Stock, and (b) 10,000,000 shares of Harbor preferred stock, par value $.001 per share ("Harbor Preferred Stock"). As of the close of business on the date of this Agreement, 24,073,171 shares of Harbor Common Stock were validly issued and outstanding, fully paid and nonassessable, and there are no shares of Harbor Preferred Stock are issued or outstanding. Harbor is not in default or in arrears on dividends with respect to the Harbor Preferred Stock. As of the date of this Agreement, there were outstanding under Harbor Option Plans options to purchase 730,891 shares of Harbor Common Stock, which Harbor Options had an average exercise price of $16.58 and for which adequate shares of Harbor Common Stock have been reserved for issuance under the Harbor Option Plans. Section 5.3 to the Harbor Disclosure Letter sets forth as of the close of business on the date of this Agreement, with respect to each Harbor Option, a true, accurate complete list of (i) the name of each optionee for the Harbor Option (each, an "Optionee"), (ii) the number of shares of Harbor Common Stock the Optionee has the right to purchase under the Harbor Option,
(iii) the exercise price for the Harbor Option and (iv) the date the Harbor Option was granted to the Optionee. The exercise price per share of Harbor Common Stock under the Harbor Options was determined based on the market value of such shares of Harbor Common Stock at the time such Harbor Options were granted. No Harbor Option (a) has a stated exercise price lower than the closing price for shares of the Harbor Common Stock on the date the grant of the Harbor Option was approved, or (b) has had its exercise date or grant date delayed or "backdated". Except as set forth in this Section 5.3, there are no shares of capital stock of (or any other type of equity interest in) Harbor that are authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements (including, without limitation, restricted stock award agreements) or commitments of any character relating to the issued or unissued capital stock or other securities of Harbor obligating Harbor to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Harbor or obligating Harbor to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. There are no voting trusts or other agreements or understandings to which Harbor or any Harbor Subsidiary is a party with respect to the voting of the capital stock of Harbor.

      5.4 Subsidiaries. Section 5.4 of the Harbor Disclosure Letter sets forth the name and state of incorporation or organization of each Subsidiary of Harbor (each, a "Harbor Subsidiary"). Each Harbor Subsidiary is a bank, a corporation or other business entity duly organized, validly existing and in good standing (or the local law equivalent) under the laws of its respective jurisdiction of incorporation or organization and is qualified to do business as a foreign corporation or foreign business entity in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Each Harbor Subsidiary has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. All outstanding shares of capital stock of each Harbor Subsidiary is owned by Harbor or another Harbor Subsidiary and are validly issued, fully paid and nonassessable, are not subject to preemptive rights and are owned free and clear of all liens, claims and encumbrances. There are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any Harbor Subsidiary obligating any Harbor Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of its capital stock or obligating any Harbor Subsidiary to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.

      5.5 Information in Disclosure Documents, Registration Statement, Etc. None of the information with respect to Harbor or any Harbor Subsidiary provided by Harbor for inclusion in the Proxy Statement or the Registration Statement will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Harbor Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

      5.6 Consents and Approvals. None of the execution and delivery of this Agreement by Harbor, the solicitation of Harbor's stockholders as contemplate by this Agreement, nor the consummation by Harbor of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its certificate of incorporation or by-laws of Harbor, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of Harbor or any Harbor Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Harbor or any Harbor Subsidiary is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which will not have a Material Adverse Effect, or (c) require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Authority, except (i) pursuant to the

Exchange Act and the Securities Act, (ii) filing the Delaware Certificate of Merger, (iii) filings required under the securities or blue sky laws of the various states, (iv) filing under the HSR Act, (v) filings with, and approval by, the FRB, (vi) filings with, and approval by, the OTS, (vii) filings with, and approvals by, the State Entities, (viii) filings and approvals pursuant to any applicable state takeover Law, (ix) filings and approvals under the SBIA or
(x) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect.

      5.7 Reports and Financial Statements.

      (a) Since October 1, 2000, Harbor and each Harbor Subsidiary have timely filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with the SEC under Sections 12(b), 12(g), 13(a) or 14(a) of the Exchange Act, including, but not limited to Forms 10-K, Forms 10-Q and proxy statements (the "Harbor Reports"). Harbor has previously furnished or will promptly furnish National City with true and complete copies of each of Harbor's annual reports on Form 10-K for fiscal years 2001 through 2005 and its quarterly reports on Form 10-Q for December 31, 2005, March 31, 2006. As of their respective dates, the Harbor Reports complied with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Harbor included in the Harbor Reports have been prepared in accordance with U.S. GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Harbor and Harbor Subsidiaries taken as a whole as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. There exist no material liabilities of Harbor and its consolidated Subsidiaries, contingent or otherwise of a type required to be disclosed in accordance with generally accepted accounting practices, except as disclosed in the Harbor Reports.

      (b) Harbor has previously furnished Harbor with true and complete copies of an unaudited income statement and balance sheet of Harbor for the period of January 1, 2006 until June 30, 2006 (the "Harbor Unaudited Interim Financial Information"). The Harbor Unaudited Interim Financial Information (i) has been accurately derived from the books and records of Harbor, (ii) fairly presents, in all material respects, the financial condition and the results of operations of Harbor as of the respective dates and for the periods indicated, and (iii) were prepared on a basis consistent with the accounting principles and practices that Harbor used to prepare its periodic income and financial statements for its quarterly report on Form 10-Q for March 31, 2006. Harbor's reserve for possible loan losses as shown in the Harbor Unaudited Interim Financial Information was adequate, within the meaning of U.S. GAAP and safe and sound banking practices. Harbor's reserve for possible loan losses as shown in The Harbor Unaudited Interim Financial Information was adequate, within the meaning of U.S. GAAP and safe and sound banking practices.

      5.8 Taxes. Harbor will promptly make available to National City, upon request by National City, true and correct copies of the federal, state and local income tax returns, and state and local property and sales tax returns and any other tax returns filed by Harbor and any of Harbor Subsidiaries for each of the fiscal years that remains open, as of the date hereof, for examination or assessment of tax. Harbor and each Harbor Subsidiary have prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all federal, state, local and foreign income, estimated tax, withholding tax, franchise, sales and other tax returns or reports required to be filed by them on or before the date hereof, except to the extent that all such failures to file, taken together, would not have a Material Adverse Effect. Harbor and each Harbor Subsidiary have paid, or have made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown or required to be shown to be owing on all such returns or reports, together with any interest, additions or penalties related to any such taxes or to any open taxable year or period. Neither Harbor nor any Harbor Subsidiary has consented to extend the statute of limitations with respect to the assessment of any tax. Neither Harbor nor any Harbor Subsidiary is a party to any action or proceeding, nor to the best of Harbor's knowledge is any such action or proceeding threatened, by any Governmental Authority in connection with the determination, assessment or collection of any taxes, and no deficiency notices or reports have been received by Harbor or any Harbor Subsidiary in respect of any material deficiencies for any tax, assessment, or government charge.

      5.9 Employee Plans.

      (a) All employee benefit, welfare, bonus, deferred compensation, pension, profit sharing, stock option, employee stock ownership, consulting, severance, or fringe benefit plans, formal or informal, written or oral and all trust agreements related thereto, relating to any present or former directors, officers or employees of Harbor or Harbor Subsidiaries ("Harbor Employee Plans") have been maintained, operated, and administered and currently comply, and have at all relevant times complied, in all material respects with the applicable requirements of ERISA, the Code, and any other applicable laws. With respect to each Harbor Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA) that is intended to be a qualified plan under Section 401(a) of the Code:
(i) except for recent amendment(s) to the plans not materially affecting the qualified status of the plans (which are disclosed in, and copies of which are attached to, the Harbor Disclosure Letter), each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code either (A) has been determined by the IRS to be so qualified or (B) is the subject of a pending application for such determination that was timely filed, (ii) there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS, (iii) neither Harbor nor any of Harbor Subsidiary has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code, (iv) the fair market value of the assets of each defined benefit plan (as defined in Section 3(35) of ERISA) exceeds the value of the "benefit liabilities" within the meaning of Section 4001(a)(16) of ERISA under such defined benefit plan as of the end of the most recent plan year thereof ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such defined benefit plan as of the date hereof, (v) no reportable event described in

Section 4043 of ERISA for which the thirty (30)-day reporting requirement has not been waived has occurred, (vi) no defined benefit plan has been terminated, nor has the PBGC instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under Section 4042(a)(2) of ERISA entitling the PBGC to institute any such proceedings, and (vii) no pension plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA or a "multiple employer plan" within the meaning of 413(c) of the Code. Neither Harbor nor any Harbor Subsidiary has incurred any liability to the PBGC with respect to any "single-employer plan" within the meaning of action 4001(a)(15) of ERISA currently or formerly maintained by any entity considered one employer with it under Section 4001 of ERISA or Section 414 of the Code, except for premiums all of which have been paid when due. Neither Harbor nor any of its Subsidiaries has incurred any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA. There is no basis for any Person to assert that Harbor or any of its Subsidiaries has an obligation to institute any Employee Plan or any such other arrangement, agreement or plan. With respect to any insurance policy that heretofore has or currently does provide funding for benefits under any Harbor Employee Plan, (1) there is no liability on the part of Harbor or any of its subsidiaries in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy were terminated, and (2) no insurance company issuing such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Knowledge of Harbor, no such proceeding with respect to any such insurer is imminent. Neither the execution of this Agreement, nor the consummation of the transactions contemplated thereby will (x) constitute a stated triggering event under any Harbor Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from Harbor or any of its subsidiaries to any present or former officer, employee, director, stockholder, consultant or dependent of any of the foregoing or (y) accelerate the time of payment or vesting, or increase the amount of compensation due to any present or former officer, employee, director, stockholder, consultant, or dependent of any of the foregoing. Neither Harbor nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Harbor Employee Plan or agreement. There are no restrictions on the rights of Harbor or Harbor Subsidiaries to amend or terminate any such Harbor Employee Plan without incurring any liability thereunder.

      (b) Harbor and Harbor's Subsidiaries have accrued expenses, within the meaning of U.S. GAAP, for the value of all of the "benefit liabilities" due and owing or to become due and owing under any and all non-qualified plans as of the end of the most recent fiscal quarter end and will have accrued expenses, within the meaning of U.S. GAAP, for the value of all of the "benefit liabilities" due and owing or to become due and owing under any and all non-qualified plans as of the Effective Time, calculated on the basis of appropriate actuarial assumptions. Any trust maintained by Harbor for the benefit of the participants in Harbor's non-qualified plans has adequate balances to pay any and all "benefit liabilities" due or owing or to become due and owing under any and all non-qualified plans following a change in control, as such term may be defined in each and every plan.

      (c) Neither the execution of this Agreement nor the undertaking or consummation of any transaction contemplated by this Agreement shall (i) constitute an event of default under any loan obligations (the "ESOP Loan") related to the Harbor Employee Stock Ownership Plan (the "ESOP") or otherwise cause an acceleration of the repayment of the ESOP Loan, (ii) constitute a partial termination of the ESOP or otherwise require or compel the termination of the ESOP or (iii) prevent or impose limitations on or otherwise restrict National City's ability to assume, continue, maintain, administer, terminate or take any other action with respect to any Harbor Employee Benefit Plan, including, but not limited to, the ESOP.

      5.10 Material Contracts. Except as disclosed in Harbor Reports, neither Harbor nor any Harbor Subsidiary is a party to, or is bound or affected by, or receives benefits under (a) any Benefit Agreements providing for aggregate payments to any Person in any calendar year in excess of $100,000, (b) any material agreement, indenture or other instrument relating to the borrowing of money by Harbor or any Harbor Subsidiary or the guarantee by Harbor or any Harbor Subsidiary of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business), (c) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Harbor with the SEC as of the date of this Agreement, (d) any contract, agreement, license, lease or sublease (each, a "Branch Lease") relating to the use or occupancy of a Harbor or a Harbor Subsidiary branch that will require Harbor or such Harbor Subsidiary to obtain the prior consent of the lessor as a result of the transactions contemplated hereunder (each, a "Landlord Consent"), or (e) any contract, agreement, plan, policy or understanding that by its terms is affected (including, but not limited to, accelerated vesting or payment, setting of benefits, change in payment, establishing benefits or payments) by a change in control (as to items (a)-(e), collectively, the "Harbor Contracts"). Neither Harbor nor any Harbor Subsidiary is in default under any Harbor Contract, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default. Neither Harbor nor any Harbor Subsidiary is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is Harbor or any Harbor Subsidiary the subject of a proceeding asserting that is or any Harbor Subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any Harbor Subsidiary pending or threatened.

      5.11 Absence of Certain Changes or Events. Except as disclosed in Harbor Reports filed by Harbor with the SEC prior to the date of this Agreement, since September 30, 2005, there has not been any change in the financial condition, results of operations or business of Harbor or any Harbor Subsidiary which would in the future have a Material Adverse Effect.

      5.12 Litigation. There is no suit, action or proceeding pending, or, to the Knowledge of Harbor, threatened against or affecting Harbor or any Harbor Subsidiary which, if decided adversely to Harbor, would be reasonably expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator, outstanding against Harbor or any Harbor Subsidiary having, or which would, to the Knowledge of Harbor, now or in the future have, a Material Adverse Effect.

      5.13 Compliance with Laws and Orders.

      (a) Harbor and each Harbor Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Authority relating to Harbor or Harbor Subsidiary, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

      (b) Except as disclosed in Harbor Reports filed by Harbor with the SEC prior to the date of this Agreement, the businesses of Harbor and each Harbor Subsidiary are not being conducted in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Authority (including, without limitation, in the case of a Harbor Subsidiary that is a thrift, all statutes, rules and regulations pertaining to the conduct of the banking business and the exercise of trust powers), except for violations which individually or in the aggregate do not, and, to the Knowledge of Harbor, will not, have a Material Adverse Effect. Harbor's Subsidiaries that are banks or thrifts are not in violation of those laws applicable to depository institutions, and corresponding regulations and policies relating to the CRA, privacy laws, the BSA or anti-money laundering statutes in a manner that would materially delay the receipt of approvals of Governmental Entities required to consummate the transactions contemplated in this Agreement. Other than regulatory examinations conducted in the ordinary course, no investigation or review by any Governmental Authority with respect to Harbor or any Harbor Subsidiary is pending or, to the Knowledge of Harbor, threatened, nor has any Governmental Authority indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect.

      (c) Except as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, Harbor and each Harbor Subsidiary have properly administered all accounts for which acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Harbor, any Harbor Subsidiary, or any director, officer or employee of Harbor or of any Harbor Subsidiary, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and, except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

      5.14 Agreements with Regulators, Etc. Neither Harbor nor any Harbor Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Authority, which (i) restricts materially the conduct of its business, (ii) materially delays the receipt of approvals of Governmental Authorities required to consummate the transactions contemplated in this Agreement or (iii) in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has Harbor been advised by any Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither Harbor nor any Harbor Subsidiary is required by Section 32 of the FDIA to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior or executive officer. To the Knowledge of Harbor, there is no reason why the regulatory approvals referred to in Section 5.6(c) above should not be obtained.

      5.15 Financial Advisors. Except for fees paid and payable to Sandler O'Neill & Partners, L.P. ("Sandler"), neither Harbor nor any Harbor Subsidiary has paid or will become obligated to pay any fee (including any break-up or termination fee) or commission to any broker, finder, intermediary or any other Person in connection with, or as a result of, the transactions contemplated by this Agreement. Attached as Schedule 5.15 to the Harbor Disclosure Letter, is a true, accurate and complete copy of the engagement letter between Harbor and Sandler for any fees paid and payable by Harbor to Sandler, in connection with, or as a result of, the transactions contemplated by this Agreement. As of the date of this Agreement, Harbor has received an opinion of Sandler, issued to the board of directors of Harbor, to the effect that, as of the date of the opinion, the Merger Consideration is fair from a financial point of view to holders of Harbor Common Stock.

      5.16 Harbor Action. The board of directors of Harbor (at a meeting duly called, constituted and held) has by the requisite vote of all directors present
(a) determined that the Merger is advisable and in the best interests of Harbor and its shareholders, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, and (c) has directed that the Merger be submitted for consideration by the Harbor's shareholders at the Harbor Meeting. The board of directors of Harbor has approved the transactions contemplated by this Agreement and taken all steps necessary to exempt (i) the execution of this Agreement, (ii) the Merger and (iii) the transactions contemplated hereby from, any provision of the DGLC that purports to limit or restrict business combinations or the ability to acquire or to vote shares and any other applicable business combination or anti-takeover provisions of Harbor's certificate of incorporation and by-laws.

      5.17 Vote Required. The affirmative votes of a majority of the outstanding shares of Harbor Common Stock entitled to vote thereon are the only votes of the holders of any class or series of Harbor capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement and the amendment to Article X of the certificate of incorporation of Harbor contemplated by
Section 6.2(b) below.

      5.18 Material Interests of Certain Persons. Except as disclosed in Harbor's Reports, no officer or director of Harbor, or any Associate of any such officer or director, has any material interest in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Harbor or any of its Subsidiaries that is required to be disclosed under the requirements of the Exchange Act.

      5.19 Environmental Matters. To the Knowledge of Harbor (i) neither Harbor nor any of its Subsidiaries is in violation of or has any liability, absolute or contingent, in connection with or under any Environmental Law, except any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (ii) none of the Loan Portfolio Properties, Trust Properties and Other Properties of Harbor or any Harbor Subsidiaries is in violation of or has any liability, absolute or contingent, under any Environmental Law, except any such violations or liabilities which, individually or in the aggregate would not have a Material Adverse Effect; and (iii) there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to any Loan Portfolio Properties, Trust Properties and Other Properties including, without limitation, any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liability under or violation of Environmental Law, which would impose a liability upon Harbor or any Harbor Subsidiary pursuant to any Environmental Law, except such as would not, individually or in the aggregate have a Material Adverse Effect.

      5.20 Labor Matters. (a) Harbor or the Harbor Subsidiaries are not engaged in, and have not engaged in, any unfair labor practice; (b) there is no labor strike, dispute, slowdown or stoppage actually pending threatened against or directly affecting Harbor or the Harbor Subsidiaries; (c) no union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (29 U.S.C. Section 151 et seq.) exists or is threatened; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefore exist or to the best of Harbor's and each Harbor Subsidiary's Knowledge, are threatened; (e) no collective bargaining agreement exists which is binding on Harbor and/or any Harbor Subsidiary; (f) neither Harbor nor any Harbor Subsidiary has experienced any material work stoppage or other material labor difficulty; and (g) neither Harbor nor any Harbor Subsidiary is delinquent in any material payments to any of its current or former officers, directors, employees or agents for any wages, salaries, commissions, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed to them.

      5.21 Minute Books. The minute books of Harbor and each Harbor Subsidiary contain accurate records of all material corporate actions of their respective shareholder(s) and boards of directors (including committees of the board of directors), and the signatures contained therein are true signatures of the persons whose signatures they represent.

      5.22 Transactions. None of Harbor or any of its Subsidiaries is by contract, agreement or Governmental Order, subject to any restrictions concerning (i) any of its businesses, (ii) businesses it may engage in, (iii) the conduct of its business, (iv) customers it may solicit or accept business from or (v) Persons it may solicit for employment or hire.

      5.23 State Takeover Statutes. Harbor is exempt from and the Merger shall not be subject to any state takeover Law.

      5.24 Real Property.

      (a) Section 5.24 of the Harbor Disclosure Letter identifies each parcel of real property owned ("Owned Real Property") or occupied by Harbor or a Harbor Subsidiary (collectively "Real Estate") and accompanying the Harbor Disclosure Letter is a complete copy of each lease pertaining to Real Estate to which Harbor or a Harbor Subsidiary is a party.

      (b) To the Knowledge of Harbor, the building, structures and improvements located on, fixtures contained in, and appurtenances attached to, each Real Estate conform and are in compliance with all applicable Laws, including Environmental Laws and the Americans With Disabilities Act. Harbor has not received any notice from a lessor, any Governmental Authority or any other Person requiring any work or repairs to Real Estate that the tenant has not completed in compliance with such notice. To the Knowledge of Harbor, in their present state of repair all structural and mechanical components of the facilities serving the Real Estate (including the roof, all heating, ventilation, plumbing and electrical systems used in the operation thereof) are adequate for Harbor's or the applicable Harbor Subsidiary's purposes, and sufficient to permit the use of the Real Estate in a manner consistent with Harbor's or the applicable Harbor Subsidiary's past practice.

      5.25 Sarbanes-Oxley Act. Harbor is in compliance with the provisions, including Section 404, of the Sarbanes-Oxley Act, and the certifications provided and to be provided pursuant to Sections 302 and 906 thereof are accurate.

      5.26 Tax Treatment. As of the date hereof, to the Knowledge of Harbor, there is no reason why the Merger will fail to qualify as a reorganization under
Section 368(a) of the Code.

      5.27 Notice of Breach or Potential Breach. Harbor shall promptly notify National City of any change, circumstance or event which would cause any of the representations or warranties made by Harbor pursuant to this Agreement to be untrue as of the date hereof or at Closing Date or which prevents Harbor from complying with any of its obligations hereunder. There is no fact or development known to Harbor which would have a Material Adverse Effect, or which might in the future, in Harbor's reasonable judgment, have a Material Adverse Effect, on Harbor's or any Harbor Subsidiary's continuing business, which has not been set forth in this Agreement.

      5.28 Disclosure. No representation or warranty by Harbor in this Agreement after giving effect to the disclosures set forth in the Harbor Disclosure Letter, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading. Any claim by National City for a breach of representation, warranty, covenant, agreement or obligation of Harbor hereunder will not be affected by any investigation conducted by National City with respect to, or knowledge acquired (or capable of being acquired), with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation.

                                 VI. COVENANTS

      6.1 Acquisition Proposals. Harbor and each Harbor Subsidiary shall not, directly or indirectly, and shall instruct and otherwise use its best efforts to cause their respective officers, directors, employees, agents or advisors or other representatives or consultants not to, directly or indirectly, (i) other than purchases or sales of loans or securities in the ordinary course of its business consistent with past practice, solicit or initiate any proposals or offers from any Person relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of (including any tender offer or exchange offer), or any proposal for merger, consolidation or business combination recapitalization, liquidation, dissolution or similar transaction involving Harbor or a Harbor Subsidiary (such transactions are referred to herein as "Acquisition Transactions") or (ii) except to the extent that the board of directors of Harbor determines in good faith, after consultation with outside legal counsel, in the exercise of its fiduciary duties in accordance with applicable law, to participate in any discussions or negotiation regarding, or furnish to any other Person any information with respect to, an Acquisition Transaction; provided, however, that nothing contained in this Section 6.1 shall restrict or prohibit any disclosure by Harbor that is required in any document to be filed with the SEC after the date of this Agreement or any disclosure that, the board of directors of Harbor determines in good faith, after consultation with outside legal counsel, is otherwise required under applicable law. Harbor will, and cause each Harbor Subsidiary to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Harbor will notify National City immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Harbor or any Harbor Subsidiary.

      6.2 Interim Operations of Harbor. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement, set forth in Section 6.2 of the Harbor Disclosure Letter or as otherwise approved expressly in writing by National City:

            (a) Conduct of Business. Harbor shall, and shall cause each Harbor Subsidiary to, conduct their respective businesses only in, and not take any action except in, the ordinary course of business consistent with past practice. Harbor shall use reasonable efforts to preserve intact the business organization of Harbor and each Harbor Subsidiary, to keep available the services of its and their present key officers and employees and to preserve the goodwill of those having business relationships with Harbor or any Harbor Subsidiary. Other than in the ordinary course of business consistent with past practice, Harbor shall not (i) incur any indebtedness for borrowed money (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit, obtaining federal home loan bank advances and entering into repurchase agreements),
      (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or (iii) make any loan or advance. Harbor shall not, and shall not permit any of the Harbor Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, restructuring, recapitalization or reorganization.

            (b) Certificate and By-laws. Harbor shall not and shall not permit any Harbor Subsidiary to make any change or amendment to their respective certificate of incorporation or by-laws, except Harbor shall take all corporate and regulatory action required to cause Article X of the certificate of incorporation to be amended to permit the transactions contemplated by this Agreement.

            (c) Capital Stock. Harbor shall not, and shall not permit any Harbor Subsidiary to, issue or sell any shares of capital stock or any other securities of any of them (other than pursuant to any exercise of the Harbor Options) or issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of them or enter into any arrangement or contract with respect to the purchase or voting of shares of their capital stock, or adjust, split, combine or reclassify any of their capital stock or other securities or make any other changes in their capital structures. Neither Harbor nor any Harbor Subsidiary shall grant any awards under any Harbor Employee Plan, including, without limitation, stock options, resticted stock, stock units or stock.

            (d) Dividends. Harbor shall not, and shall not permit any Harbor Subsidiary to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of any of them other than (i) regular quarterly cash dividends in an amount not to exceed $.275 per share on Harbor Common Stock, payable on the regular historical payment dates and (ii) dividends paid by any Harbor Subsidiary to Harbor or another Harbor Subsidiary with respect to its capital stock between the date hereof and the Effective Time payable on the regular historical payment dates and in the regular historical amounts and so long as any payment of such amounts by Harbor Federal Savings Bank do not, after giving effect to any such payment, cause Harbor Federal Savings Bank to not be "well-capitalized", as defined by the Federal Deposit Insurance Corporation.

            (e) Employee Plans, Compensation, Etc. Except as otherwise provided in this Agreement, Harbor shall not, and shall not permit any Harbor Subsidiary (i) to, adopt or amend (except as required by Law (including as required to maintain qualification under Section 401(a) of the Code or to avoid noncompliance with Section 409A of the Code) or other contractual obligations existing on the date hereof, so long as Harbor provides advance written notice to National City of such adoption or amendment) any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, (ii) (except for normal merit increases in the ordinary course of business consistent with past practice not to exceed 5% for any individual or 3% in the aggregate and except for bonuses paid in the aggregate for any quarter not in excess of those set forth in Schedule 6.2(e) of the Harbor Disclosure Letter) to increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan, agreement or arrangement (including, without limitation, the granting of stock options or stock appreciation rights), (iii) to promote any officer or employee or change the title of any officer or employee, or (iv) to take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

            (f) Certain Policies. Harbor shall modify and change its loan, litigation, real estate valuation, asset, liquidity and investment portfolio policies and practices (including loan classifications and level of reserves) as requested by National City in writing immediately prior to the Closing Date so as to be consistent with those of National City and U.S. GAAP. Harbor's representations, warranties or covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any such modifications or changes, nor shall any change in the Merger Consideration be effected as a consequence of any such modifications or changes.

            (g) Other Operations. During the period from the date of this Agreement to the Effective Time, Harbor shall not take any action that could (i) materially delay or adversely affect the ability of National City to obtain any approvals of Governmental Authorities required to permit consummation of the Merger or (ii) materially adversely affect its ability to perform its obligations under this Agreement or to consummate the transaction contemplated hereby.

            (h) Delivery of Monthly Financial Information. Harbor shall promptly after (i) the end of each month (and in no event later than the earlier of (A) fifteen (15) days for monthly reports and twenty-one (21) days for quarterly reports or (B) the day after the regularly scheduled meeting of the Harbor Board of Directors) deliver to National City an unaudited balance sheet and a statement of income of Harbor as of and for such month then ended (the "Monthly Financial Information"). The Monthly Financial Information shall be prepared on a basis consistent with the interim Harbor Financial Statements. The Monthly Financial Information shall be accompanied by a certificate signed by an officer of Harbor and each Subsidiary, as applicable, that states that the Monthly Financial Information complies with the representations and warranties set forth in
      Section 5.7 with respect to the interim Harbor Financial Statements.

      6.3 Interim Operations of National City. During the period from the date of this Agreement to the Effective Time, without the prior written consent of Harbor, National City shall not take any action that would (a) materially delay or adversely affect the ability of National City to obtain any approvals of Governmental Authorities required to permit consummation of the Merger or (b) materially adversely affect its ability to perform its obligations under this Agreement or to consummate the transaction contemplated hereby.

      6.4 Control of Other Party's Business. Nothing contained in this Agreement shall give National City, directly or indirectly, the right to control or direct the operations of Harbor or shall give Harbor, directly or indirectly, the right to control or direct the operations of National City prior to the Effective Time. Prior to the Effective Time, each of Harbor and National City shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

      6.5 Employee Matters.

      (a) Benefit Agreements. Surviving Corporation and National City shall honor, maintain and perform on and after the Effective Time, without deduction, counterclaims, interruptions or deferment (other than withholding under applicable Law and such deductions, counterclaims, interruptions or deferments as may be permitted under the Harbor Employee Plans), all of Harbor's and Harbor Subsidiaries' vested obligations under Harbor Employee Plans; provided, however, that this provision shall not be construed as precluding the merger of a Harbor Employee Plan into a National City employee plan or the termination of such Harbor Employee Plan; and provided, further, that National City shall have the right to delay the payment, or limit the form of payment, of any amount under any Harbor Employee Plan to the extent National City, in good faith, determines that such delay or limitation is necessary to avoid adverse tax consequences under Section 409A of the Code and the regulations promulgated thereunder.

      (b) Employment of Continuing Employees. To the extent permitted by Law, each individual who is an employee of Harbor or any Harbor Subsidiary immediately prior to the Effective Time (a "Continuing Employee") shall be an employee of National City or one of its Subsidiaries as of the Effective Time. After the conversion of the Continuing Employees to National City's welfare plans as contemplated by Section 6.5(d) below, each Continuing Employee, while employed by National City or one of its Subsidiaries, shall continue to receive base pay and benefits under the Eligible Plans that in the aggregate are no less favorable than the benefits under the Eligible Plans enjoyed generally by National City employees working in similar business lines.

      (c) Change in Control Agreements. National City acknowledges that, and will cause the Surviving Corporation to acknowledge that, the consummation of the Merger shall be considered a "change in control" under the agreements set forth in Section 6.5(c) of the National City Disclosure Letter. The acceleration of the amounts required to be paid under this paragraph shall not be considered compensation, annual compensation or final monthly compensation for purposes of increasing any payment made under any employment, change in control or other severance agreement or any nonqualified deferred compensation plan to which such person is a party.

      (d) Participation in National City Employee Plans. No later than January 1 of the year following the year of the Effective Time, National City and its Subsidiaries shall cause the Continuing Employees, while employed by National City or any of its Subsidiaries, to be eligible to participate in the plans listed in Section 6.5(d) of National City's Disclosure Letter (the "Eligible Plans") that similarly situated National City employees participate. In the event that applicable Law or the terms of National City Employee Plans do not permit immediate eligibility for the Continuing Employees for any such National City Employee Plans, then the Continuing Employees shall be eligible to participate in such National City Employee Plans as of the earliest eligibility date.

      (e) Credit for Service. For purposes of all Eligible Plans covering Continuing Employees or any of their dependents or beneficiaries, National City shall credit or shall cause Surviving Corporation to credit the Continuing Employees with all service with, Harbor or any Harbor Subsidiaries for purposes of eligibility and vesting as if such service had been performed for National City, but not for purposes of eligibility or vesting for benefits under National City's retiree welfare benefit plan and the National City Non-Contributory Retirement Plan. Notwithstanding anything herein to the contrary, years of service with Harbor or any Harbor Subsidiary shall be counted for benefit accrual purposes under National City's vacation pay plan and any severance plan of National City to which a Continuing Employee may become subject.

      (f) Severance Upon Termination of Continuing Employee. If a Continuing Employee is terminated without cause at or after the Effective Time by National City or any of its Subsidiaries, such Continuing Employee shall be entitled to the severance benefits that would be paid from time to time under the severance benefit plan or program of National City or its Subsidiaries that applies to similarly situated employees of National City and its Subsidiaries.

      (g) Additional Agreements. Notwithstanding anything to the contrary in this Agreement, Harbor and National City shall take all actions necessary to enact the items set forth on Schedule 6.5(g) of the Harbor Disclosure Letter and
Schedule 6.5(g) of the National City Disclosure Letter, respectively, and
Schedule 6.5(g) of the Harbor Disclosure Letter and Schedule 6.5(g) of the National City Disclosure Letter shall be deemed incorporated into this Section 6.5(g).

      6.6 Access and Information. Upon reasonable notice, National City and Harbor shall, and shall cause its respective Subsidiaries to, afford to the other party hereto and its representatives (including, without limitation, directors, officers and employees of such investigating party and its affiliates, and counsel, accountants and other professionals retained) such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as such investigating party may reasonably request; provided, however, that a party shall not be required to provide access to any such information if the providing of such access (i) would be reasonably likely, in the advice of counsel, to result in the loss or impairment of any privilege generally recognized under law with respect to such information or (ii) would be precluded by any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Authority. Any claim by a Party for a breach of representation, warranty, covenant, agreement or obligation of such Party hereunder shall not be affected by any investigation conducted by such Party with respect to, or knowledge acquired (or capable of being acquired), with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation. All information contemplated hereby shall be subject to the terms and conditions of the Confidentiality Agreement.

      6.7 Certain Filings, Consents and Arrangements. National City and Harbor shall (a) by September 30, 2006, make any required filings and applications required to be filed with Governmental Authorities between the date of this Agreement and the Effective Time, (b) cooperate with one another (i) in promptly determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other relevant Law and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorizations and (c) deliver to the other Parties copies of the publicly available portions of all such reports promptly after they are filed. In addition, Harbor shall obtain any other consents, terminations, approvals, permits or authorizations as may be required from any third party to effect the Merger including, without limitation, the consents or terminations, as indicated, to those agreements identified in Section 6.7 of the National City Disclosure Letter.

      6.8 State Takeover Statutes. Harbor shall take all necessary steps to (a) exempt Harbor and the Merger from the requirements of any state takeover Law by action of the board of directors of Harbor or otherwise and (b) upon the request of National City, assist in any challenge by National City to the applicability to the Merger of any state takeover Law.

      6.9 Indemnification.

      (a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Harbor or any Harbor Subsidiary (the "D&O Indemnitees") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Harbor, any of the Harbor Subsidiaries or any of their respective predecessors; or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, National City shall assume and honor any obligation Harbor had immediately prior to the Effective Time with respect to the indemnification of each such D&O Indemnitee against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each D&O Indemnitee to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time). National City's obligations under this Section 6.9(a) continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

      (b) National City agrees that all rights to indemnification and all limitations on liability existing in favor of the directors, officers and employees of Harbor and the Harbor Subsidiaries, and their respective heirs and assigns (the "Covered Parties") as provided in their respective articles or certificate of incorporation or code of regulations or by-laws as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto.

      (c) National City, from and after the Effective Time, shall cause the Persons who served as directors or officers of Harbor and the Harbor Subsidiaries on or before the Effective Time to be covered by Harbor's existing directors' and officers' liability insurance policy or an equivalent "tail" directors and officers liability insurance policy for a period of not less than six (6) years from the Effective Time (provided, that National City may maintain policies that provide at least similar coverage and amounts containing terms and conditions which are not materially less favorable than such policy) (the "Insurance Policies"); provided, however, that (i) after the first year of coverage under the Insurance Policies, National City shall not be obligated to make annual premium payments (or the annualized equivalent in premium payments for whatever period may be covered) pursuant to this Section 6.9(c) for the Insurance Policies to the extent such premiums exceed 150% of the annual premiums paid as of the date hereof by Harbor for its current premiums for such insurance (the "Insurance Expense Cap"), and (ii) National City shall use its reasonable best efforts to obtain the Insurance Policies commencing on the Effective Time and, within the Insurance Expense Cap, keep such Insurance Policies in effect until the sixth anniversary of the Effective Time. If National City is unable to obtain such Insurance Policy with the coverage required hereby within the Insurance Expense Cap, then National City shall use the full amount of the Insurance Expense Cap to obtain one or more alternate insurance policies with as much coverage as is commercially obtainable.

      (d) If National City or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of National City assume the obligations set forth in this Section 6.9.

      (e) The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, as the case may be, each Indemnitee or director or officer of Harbor and each Harbor Subsidiary and their respective heirs, representatives and assigns. National City agrees to pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any such Person or his or her personal representatives in successfully enforcing the obligations of National City under this Section 6.9. The provisions of this Section 6.9 shall survive the Closing for an indefinite period of time and are in addition to any other rights to which a D&O Indemnitee may be entitled.

      6.10 Additional Agreements.

      (a) Subject to the terms and conditions herein provided, each Party agrees to use its reasonable best efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Authorities, effecting all necessary registrations, applications and filings and obtaining any required contractual consents and regulatory approvals.

      (b) Each Party covenants, for itself and its Affiliates, not to take intentionally any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on National City or on the Surviving Corporation following the Effective Time, or in any of the conditions to the Merger not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by applicable Law) which would adversely affect the ability of the Parties to obtain any approval required for the consummation of the Merger without imposition of conditions or restrictions.

      6.11 Publicity. The initial press release announcing this Agreement shall be a joint press release and thereafter Harbor and National City shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby, including, any statements or announcements to employees or customers of Harbor, and in making any filings with any Governmental Authority, with any national securities exchange with respect thereto.

      6.12 Registration Statement. National City shall prepare and file the Registration Statement with the SEC as soon as is reasonably practicable following receipt of final comments from the Staff of the SEC on the Proxy Statement (or advice that the Staff of the SEC will not review such filing) and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable and to maintain the effectiveness of such Registration Statement. National City shall also take any action required to be taken under state blue sky or securities laws in connection with the issuance of the National City Common Stock pursuant to the Merger, and Harbor shall promptly furnish National City all information concerning Harbor and the holders of its capital stock and shall take any action as National City may reasonably request in connection with any such action.

      6.13 Proxy Statement. As soon as practicable after the date hereof, Harbor shall prepare the Proxy Statement, file it with the SEC, use its reasonable best efforts to respond to comments of the staff of the SEC, use its reasonable best efforts to clear the Proxy Statement with the staff of the SEC and promptly thereafter mail the Proxy Statement to all holders of shares of Harbor Common Stock. National City and Harbor shall reasonably cooperate with each other in the preparation of the Proxy Statement.

      6.14 Stockholders' Meeting. Harbor shall take all action necessary, in accordance with applicable Law and its certificate of incorporation and by-laws, to convene a special meeting of the holders of Harbor Common Stock (the "Harbor Meeting") as promptly as practicable for the purpose of considering and taking action upon this Agreement. Unless the board of directors of Harbor shall have received the written opinion of counsel, reasonably acceptable to National City, to the effect that making such a recommendation would cause the board of directors of Harbor to violate its fiduciary duty under applicable Law, the board of directors of Harbor shall recommend that the holders of Harbor Common Stock vote in favor of and approve the Merger and adopt this Agreement at the Harbor Meeting.

      6.15 Stock Exchange Listings. National City shall assure that the National City Common Stock to be issued pursuant to the Merger is properly listed on the New York Stock Exchange.

      6.16 Adverse Action. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, neither Party shall, without the written consent of the other Party (which consent will not be unreasonably withheld, conditioned or delayed) knowingly take any action that would, or would be reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue, (b) any of the conditions to the Merger set forth in Article VIII below not being satisfied or (c) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law.

      6.17 Notice of Breach or Potential Breach. Harbor or National City, as the case may be, shall promptly notify the other Party of any change, circumstance or event which would cause any of the representations or warranties made by such notifying Party pursuant to this Agreement to be untrue as of the date hereof or at Closing Date or which prevents such notifying Party from complying with any of its obligations hereunder.

      6.18 Section 16. National City and Harbor agree that, in order to most effectively compensate and retain Harbor Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that Harbor Insiders not be subject to a risk of liability under
Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Harbor Common Stock and Harbor Options to acquire shares of Harbor Common Stock into shares of National City Common Stock and options to acquire shares of National City Common Stock in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.18. "Harbor Insiders" shall mean those officers and directors of Harbor who are subject to the reporting requirements of Section 16(a) of the Exchange Act. Harbor shall, reasonably promptly following the date hereof, provide to National City a list of (a) the Harbor Insiders, (b) the number of shares of National City Common Stock expected to be received pursuant to the Merger, as appropriate, by each Harbor Insider at the Effective Time on account of shares of Harbor Common Stock and Harbor Options thereon, reasonably expected to be held by such Harbor Insider immediately prior to the Effective Time and (c) a description of the material terms of such Unexercised Options. Prior to the Effective Time, (x) the board of directors of Harbor shall take such actions consistent with the SEC's interpretive guidance to approve the disposition of shares of Harbor Common Stock and Harbor Options thereon, by each Harbor Insider for purposes of Rule 16b-3(e) such that the deemed "sale" of such shares of Harbor Common Stock and Harbor Options thereon by such Persons pursuant to the Merger shall be exempt from liability pursuant to Section 16(b) of the Exchange Act, and (y) the board of directors of Harbor shall take such action consistent with the SEC's interpretive guidance to approve the acquisition of shares of National City Common Stock by each director and officer of National City for purposes of Rule 16b-3(d) under the Exchange Act such that the deemed "purchase" of such shares of National City Common Stock, by such Persons pursuant to the Merger shall be exempt from liability pursuant to Section 16(b) of the Exchange Act.

                              VII. CLOSING MATTERS

      7.1 The Closing. Subject to satisfaction or waiver of all conditions precedent set forth in Article VIII below, the closing (the "Closing") shall occur at such location mutually agreeable to the Parties and on a date (the "Closing Date") which is within seven (7) Business Days after the later of:

            (a) the first date on which the Merger may be consummated in accordance with the approvals of any Governmental Authorities; and

            (b) the date the Merger shall have been approved and adopted by the requisite vote of the holders of shares of Harbor Common Stock,

or such other date to which the Parties agree in writing. If all conditions are determined to be satisfied in all material respects (or are duly waived) at the Closing, the Closing shall be consummated by the making of all necessary filings required by all Governmental Authorities.

      7.2 Documents and Certificates. National City and Harbor shall use their respective reasonable best efforts, on or prior to Closing, to execute and deliver all such instruments, documents or certificates as may be necessary or advisable, on the advice of counsel, for the consummation at the Closing of the transactions contemplated by this Agreement to occur as soon as practicable.

                                VIII. CONDITIONS

      8.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

            (a) The Merger shall have been approved and adopted by the requisite vote of the holders of shares of Harbor Common Stock.

            (b) The shares of National City Common Stock issuable in the Merger shall have been authorized for listing on the New York Stock Exchange.

            (c) All authorizations, consents, orders or approvals of, and all expirations of waiting periods imposed by, any Governmental Authority which are necessary for the consummation of the Merger (other than immaterial Consents, the failure to obtain of which would not have a Material Adverse Effect to, National City and National City Subsidiaries taken as a whole or Harbor and Harbor Subsidiaries taken as a whole) (collectively, "Consents"), shall have been obtained or shall have occurred and shall be in full force and effect at the Effective Time; provided, however, that no Consent shall be deemed to have been received if it shall include any conditions or requirements which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable in the reasonable opinion of National City the consummation of the Merger.

            (d) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect; provided, however, that prior to June 30, 2007, the fact that a stop order has been issued and remains in effect shall not be the sole basis for termination of this Agreement by a party pursuant to Sections 8.1(d) or 8.1(e) of this Agreement so long as the other party is taking, or cooperating in taking, all commercially reasonable actions to obtain the lifting of such stop order.

            (e) No temporary restraining order, preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger shall have been issued and remain in effect; provided, however, that prior to the earlier of (i) June 30, 2007 or (ii) the time at which such injunction or order becomes final and non-appealable, the entry of any such injunction or order shall not be the sole basis for termination of this Agreement by a party pursuant to Sections 8.1(d) or 8.1(e) of this Agreement so long as the other Party is taking, or cooperating in taking, all commercially reasonable actions to cause such injunction or order to be appealed, vacated, lifted or otherwise modified to permit the Merger to become effective.

            (f) Nixon Peabody LLP, counsel to Harbor, or, if such opinion is not provided on a timely basis, Jones Day, counsel to National City, shall have delivered to Harbor and National City its opinion, dated the day of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referenced in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly: (A) no gain or loss will be recognized by National City or Harbor as a result of the Merger (except for amounts resulting from any required change in accounting methods, any income and deferred gain recognized pursuant to U.S. Treasury Regulations issued under Section 1502 of the Code, or other exceptions as set forth in such opinion), (B) no gain or loss will be recognized by the stockholders of Harbor who exchange their shares of Harbor Common Stock solely for shares of National City Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in National City Common Stock), (C) the aggregate tax basis of the shares of National City Common Stock received by a Harbor stockholder in the Merger (including any fractional shares of National City Common Stock deemed received and redeemed) will be the same as the aggregate tax basis of the shares of Harbor Common Stock surrendered by such Harbor stockholder in exchange therefor, and (D) the holding period of the shares of National City Common Stock received in the Merger will include the period during which the shares of Harbor Common Stock surrendered in exchange therefore were held, provided such shares of

      Harbor Common Stock were held as capital assets at the Effective Time. In rendering such opinion, counsel may require and rely upon such representations as it deems appropriate and which shall be contained in certificates of officers of Harbor, National City and others.

      8.2 Conditions to Obligation of Harbor to Effect the Merger. The obligation of Harbor to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing Date of the additional following conditions:

            (a) National City shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Closing Date.

            (b) The representations and warranties of National City contained in this Agreement shall be true and correct when made and the representations and warranties set forth in Article IV above shall be true and correct as of the Closing Date as if made at and as of such time, except as expressly contemplated or permitted by this Agreement, except for representations and warranties relating to a time or times other than the Closing Date which were or will be true and correct at such time or times.

            (c) National City shall have furnished Harbor a certificate dated the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of National City that, to the Knowledge of National City, the conditions set forth in Sections 8.2(a) and 8.2(b) above have been satisfied.

      8.3 Conditions to Obligation of National City to Effect the Merger. The obligation of National City to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing Date of the additional following conditions:

            (a) Harbor shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Closing Date.

            (b) The representations and warranties of Harbor contained in this Agreement shall be true and correct when made and the representations and warranties set forth in Article V above shall be true and correct as of the Closing Date as if made on and as of such time, except as expressly contemplated or permitted by this Agreement, except for representations and warranties relating to a time or times other than the Closing Date which were or will be true and correct at such time.

            (c) Harbor shall have furnished National City a certificate dated the Closing Date signed by the Chief Executive Officer and Chief Financial Officer of Harbor that, to the Knowledge of Harbor, the conditions set forth in Sections 8.3(a) and 8.3(b) above have been satisfied.

            (d) Harbor shall have furnished National City with the consents or evidence of termination, as indicated, to those agreements identified in
      Section 8.3(d) of the National City Disclosure Letter.

            (e) As soon as practicable but in no event later than September 30, 2006, Harbor shall cause, at its sole cost and expense, a title company, mutually acceptable to National City and Harbor, to deliver title examinations for each Owned Real Property.

                                IX. TERMINATION

      9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding any approval or adoption of this Agreement by the stockholders of Harbor:

            (a) by mutual written consent of the board of directors of National City and the board of directors of Harbor;

            (b) by National City or Harbor if the Merger shall not have been consummated on or before June 30, 2007, and such termination party is not in material breach hereof;

            (c) by National City or Harbor if the condition specified in Section 8.1(a) has not been met;

            (d) by National City or Harbor if any of the conditions specified in Sections 8.1(b), (c), (d), (e) or (f) have not been met or waived by Harbor and National City at such time as such condition can no longer be satisfied;

            (e) by Harbor (i) if any condition specified in Sections 8.2 (b) or
      (c) above has not been met or waived by Harbor at such time as such condition is no longer capable of being satisfied or (ii) if the condition specified in Section 8.2(a) has not been met or waived by Harbor, but in connection with this clause (ii) only after Harbor has furnished written notice to National City of its failure to perform and such failure has not been cured or waived by the earlier of thirty (30) days after the date of such notice or June 30, 2007;

            (f) by National City (i) if any condition specified in Sections 8.3
      (b) or (c) above has not been met or waived by National City at such time as such condition is no longer capable of being satisfied or (ii) if the condition specified in Section 8.3(a) has not been met or waived by National City, but in connection with this clause (ii) only after National City has furnished written notice to Harbor of its failure to perform and such failure has not been cured or waived by the earlier of thirty (30) days after the date of such notice or June 30, 2007;

            (g) by National City if a Notice of Special Meeting of Harbor Shareholders has not been provided to such shareholders prior to October 31, 2006; provided, however, the period shall be extended to December 31, 2006 in the event the SEC does not clear the Proxy Statement and so long as Harbor is taking, or cooperating in taking, all commercially reasonable actions to obtain clearance;

            (h) by National City or Harbor, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any final and non-appealable injunction, order, decree or ruling that has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

            (i) by National City if the board of directors of Harbor does not publicly recommend in the Proxy Statement that Harbor's stockholders approve and adopt this Agreement;

            (j) by National City if after recommending that the stockholders of Harbor approve and adopt this Agreement, the board of directors of Harbor shall have withdrawn, modified or amended such recommendation in any manner adverse to National City;

            (k) by National City if the board of directors of Harbor shall have recommended to the stockholders of Harbor an Acquisition Transaction with a third party or shall have resolved to do so or shall have entered into any agreement for the consummation of an Acquisition Transaction with a third party;

            (l) by National City if a tender offer or exchange offer that if consummated would result in any Person beneficially owning 25% or more of any class of equity securities of Harbor is commenced, and the board of directors of Harbor fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders); it being understood that the fact that Harbor or any of the other Persons described in Section 6.1 has taken any of the actions set forth in Section 6.1 in compliance with the terms of Section 6.1, together with a statement that the board of directors of Harbor continues to recommend the Merger and this Agreement, shall not be considered to be a withdrawal, adverse modification or adverse amendment in any material respect of such approval or recommendation of this Agreement;

            (m) by National City, if Harbor shall have suffered a Material Adverse Effect that cannot be cured within thirty (30) days of the occurrence of the action or event that gave rise to Material Adverse Effect, and National City is not the cause of the Material Adverse Effect;

            (n) by Harbor, if National City shall have suffered a Material Adverse Effect that cannot be cured within forty-five (45) days the occurrence of the action or event that gave rise to Material Adverse Effect, and Harbor is not the cause of the Material Adverse Effect;

            (o) by National City if any of the conditions specified in Sections 8.3(d) or (e) above has not been met or waived by National City at such time as such condition is no longer capable of being satisfied; or

            (p) by National City or Harbor, if the number of shares of National City Common Stock to be issued as Merger Consideration pursuant to the Exchange Ratio would require National City to seek approval from National City's stockholders pursuant to applicable Laws, including any stock exchange rules.

      9.2 Effect of Termination.

      (a) In the event of termination of this Agreement by any Party as provided in Section 9.1 above, this Agreement shall forthwith become void and there shall be no liability on the party of either Party except (i) as set forth in this
Section 9.2, Section 10.3, and the last sentence of Section 6.6, which shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

      (b) In recognition of the efforts, expenses and other opportunities foregone by National City while structuring and pursuing the Merger, the Parties hereto agree that Harbor shall (i) pay to National City a termination fee of $40 million (the "National City Termination Fee") in the manner set forth below, if this Agreement is terminated:

            (A) (1) pursuant to (I) Sections 9.1(f) or (g) above and National City is not in material breach of this Agreement, or (II) pursuant to Sections 9.1(d) (solely with respect to Section 8.1 (e)) or (h) as a result of any third Person or its affiliate having initiated or instigated any such proceedings and if such third Person announces its intent to engage in a bona fide Acquisition Transaction as determined by the board of directors of Harbor in good faith, after consultation with outside legal counsel and financial consultants, and (2) if within eighteen (18) months following the effective date of termination, Harbor or any Harbor Subsidiary enters into any agreement, contract, letter of intent or understanding with a third Person relating to any direct or indirect acquisition or purchase by such Person of Harbor, any Harbor Subsidiary or any business line of Harbor or any equity securities of Harbor or of any Harbor Subsidiary, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of equity securities of Harbor or any Harbor Subsidiary, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Harbor or any Harbor Subsidiary; or

            (B) pursuant to Section 9.1(i), (j), (k) or (l),

and (ii) shall reimburse National City for reasonable expenses incurred in connection with this Agreement and the transactions contemplated herein within two (2) Business Days after the effective date of termination, if this Agreement is terminated pursuant to Sections 9.1(d) (solely with respect to Section 8.1
(f)), (f), (g) or (o). Any amount that becomes payable pursuant to this Section 9.2(b) shall be promptly paid by wire transfer of immediately available funds to an account designated by National City within two (2) Business Days after such amount is owed to National City hereunder.

                                X. MISCELLANEOUS

      10.1 Waiver and Amendment. Subject to applicable provisions of the DGCL any provision of this Agreement may be waived at any time by the Party which is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented at any time, provided that no amendment will be made after any shareholder approval of the Merger which reduces or changes the form of the Merger Consideration without further shareholder approval. No such waiver, amendment or supplement will be effective unless in a writing that makes express reference to this Section 10.1 and is signed by the Party or Parties sought to be bound thereby.

      10.2 Entire Agreement. Other than the agreements, contracts and any other understandings specifically referred to herein, this Agreement contains the entire agreement among National City and Harbor with respect to the Merger and the other transactions contemplated hereby, and supersedes all prior agreements among the Parties with respect to such matters.

      10.3 Applicable Law; Consent to Jurisdiction. This Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware. Each Party consents to personal jurisdiction in any action brought in any federal or state court within the city of Cleveland, Ohio, having subject matter jurisdiction in the matter for purposes of any action arising out of this Agreement.

      10.4 Notices. All notices, consents, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given or delivered if delivered personally, telexed with receipt acknowledged, mailed by registered or certified mail return receipt requested, sent by facsimile with confirmation of receipt, or delivered by a recognized commercial courier addressed as follows:

      If to Harbor to:

            Harbor Florida Bancshares, Inc.
            Corporate Headquarters
            100 South 2nd Street
            Fort Pierce, Florida 34950
            Fax No. (772) 460 7001

      With copies to:

            Nixon Peabody LLP
            Suite 900
            401 9th Street, N.W.
            Washington, DC 2004-2128
            Attn:  Raymond J. Gustini, Partner
            Fax No. (202) 585-8080

      If to National City to:

            National City Corporation
            P. O. Box 5756
            Cleveland, Ohio  44101-0756
            Attention:  Chairman of the Board
            Fax No. (216) 222-2336

      With a copy to:

            National City Corporation
            Law Department
            P. O. Box 5756
            Cleveland, Ohio  44101-0756
            Attention:  General Counsel
            Fax No. (216) 222-2336

or to such other address as any Party may have furnished to the other Party in writing in accordance with this Section 10.4.

      10.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement.

      10.6 Parties in Interest; Assignment. Except for Section 3.2 above (which is intended to be for the benefit of the holders of Harbor Options under Harbor Option Plans to the extent contemplated thereby and their beneficiaries, and may be enforced by such Persons) and Sections 6.5 and 6.9 hereof (which are intended to be for the benefit of directors, officers or employees to the extent contemplated thereby and their beneficiaries, and may be enforced by such Persons), this Agreement is not intended to nor will it confer upon any other Person (other than the Parties or the D&O Indemnitees) any rights or remedies. Except as herein expressly provided, without the prior written consent of the other Party, neither Party shall assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other Party shall be null and void. This Agreement shall be binding upon and enforceable against each Party's successors, permitted assigns, heirs, beneficiaries and legal representatives.

      10.7 Expenses. Each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

      10.8 Enforcement of this Agreement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

      10.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

      10.10 Update and Supplement to Disclosure Letters. Harbor and National City shall be permitted to update and supplement their respective Disclosure Letters so as to disclose other information or exceptions to one or more representations or warranties contained in Article IV hereof in the case of National City and Article V hereof in the case of Harbor which are a result of events which occur, or knowledge first obtained, after the date hereof; provided, however, that, anything herein to the contrary notwithstanding, (a) no exceptions or other information set forth on any such updated or supplemented Disclosure Letter shall be deemed to cure any representation or warranty which was not true and correct as of the date hereof, and (b) the exceptions and other information set forth on any such updated or supplemented Disclosure Letter shall not be taken into consideration in determining, for purposes of this Agreement, whether the conditions set forth in Section 8.2 in the case of National City, and Section 8.3 hereof in the case of Harbor shall have been satisfied, and (c) this Section 10.10 shall not relieve any Party of its obligations under any covenant set forth herein.

      10.11 Legal Fees. In the event a lawsuit is filed by any Party to enforce any provision hereof, the prevailing Party, as determined by the court, shall be entitled to an award from the non-prevailing Party of the Prevailing Party's reasonable attorney's fees and costs through all levels of litigation.

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                   AGREEMENT AND PLAN OF MERGER SIGNATURE PAGE

      IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

                                    HARBOR FLORIDA BANCSHARES, INC.


                                    By:/s/ Michael J. Brown, Sr.
                                       ---------------------------------
                                       Michael J. Brown, Sr.,
                                       Chairman and Chief Executive Officer


                                    NATIONAL CITY CORPORATION


                                    By:/s/ Jeffrey D. Kelly
                                       ---------------------------
                                       Jeffrey D. Kelly
                                       Vice Chairman and Chief Financial Officer